Filed pursuant to Rule 424(b)(2)
File No. 333-165818

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of each Class of	Aggregate	Registration
Securities to be Registered	Offering Price	Fee(1)
5.50% Senior Notes Due 2041	$400,000,000	$46,440

(1)	Calculated in accordance with Rule 457(r) under the Securities Act.
Prospectus Supplement
June 7, 2011
(To Prospectus dated March 31, 2010)

$400,000,000

Atmos Energy Corporation
5.50% Senior Notes due 2041

The notes will bear interest at the rate of 5.50% per year and will mature on June 15, 2041. We will pay interest on the notes semi-annually in arrears on June 15 and December 15 of each year they are outstanding, beginning December 15, 2011. We may redeem the notes prior to maturity at our option, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of the Notes — Optional Redemption.”

All of the notes are unsecured and rank equally with all of our other existing and future unsubordinated debt. The notes will be issued only in registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.

	Per Note	Total

Public offering price(1)	99.678%	$398,712,000
Underwriting discount	0.875%	$3,500,000
Proceeds, before expenses, to Atmos Energy	98.803%	$395,212,000

(1)	Plus accrued interest from June 10, 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and/or Euroclear Bank S.A./N.V., on or about June 10, 2011.

Joint Book-Running Managers

BNP PARIBAS	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

Senior Co-Managers
Credit Agricole CIB
Deutsche Bank Securities
Goldman, Sachs & Co.
RBS
US Bancorp
Co-Managers

BOSC, Inc.
BB&T Capital Markets
J.P. Morgan

Atmos Energy
Colorado-Kansas Division
Denver, CO
Atmos Energy Marketing
Owensboro, KY
Loudon, TN
Atmos Energy
Kentucky/Mid-States Division
Atmos Energy Marketing
Franklin, TN
Bolivar, TN
Columbia, TN
Atmos Energy Corporation
Dallas, TX
Atmos Energy
West Texas Division
Lubbock, TX
Atmos Energy
Mid-Tex Division
Atmos Pipeline–Texas Division
Atmos Energy Marketing
Dallas, TX
Waha Hub
Carthage Hub
Atmos Energy
Mississippi Division
Jackson, MS
Katy Hub
Atmos Energy Marketing
Houston, TX
Atmos Energy Marketing
New Orleans, LA
Atmos Energy
Louisiana Division
Baton Rouge, LA
Atmos Energy Corporation headquarters
Atmos Energy Marketing headquarters
Atmos Energy states of operation
Natural gas distribution division headquarters
Atmos Energy Marketing regional offices
Major gas delivery hub
Natural gas distribution service area
Proprietary storage
Distributed generation

Prospectus Supplement

Prospectus

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated March 31, 2010, which gives more general information, some of which does not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recent document shall control. This prospectus supplement and the accompanying prospectus are a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in the accompanying prospectus.

Neither Atmos Energy Corporation nor the underwriters are making an offer of these notes in any jurisdiction where the offer is not permitted.

The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement or the date of such incorporated documents, regardless of the time of delivery of this prospectus supplement or of any sale of notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

The terms “we,” “our,” “us,” and “Atmos Energy” refer to Atmos Energy Corporation and its subsidiaries unless the context suggests otherwise. The term the “Company” refers to Atmos Energy Corporation and not its subsidiaries. The term “you” refers to a prospective investor. The abbreviations “Mcf” and “MMBtu” mean thousand cubic feet and million British thermal units, respectively.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future results and are not statements of fact, actual results may differ materially from those stated. Important factors that could cause future results to differ include, but are not limited to:

•	our ability to continue to access the credit markets to satisfy our liquidity requirements;

•	the impact of adverse economic conditions on our customers;

•	increased costs of providing pension and post-retirement health care benefits and increased funding requirements along with increased costs of health care benefits;

•	market risks beyond our control affecting our risk management activities including market liquidity, commodity price volatility, increasing interest rates and counterparty creditworthiness;

•	regulatory trends and decisions, including the impact of rate proceedings before various state regulatory commissions;

•	possible increased federal, state and local regulation of the safety of our operations;

•	increased federal regulatory oversight and potential penalties;

•	the impact of environmental regulations on our business;

•	the impact of possible future additional regulatory and financial risks associated with global warming and climate change on our business;

•	the concentration of our distribution, pipeline and storage operations in Texas;

•	adverse weather conditions;

•	the effects of inflation and changes in the availability and price of natural gas;

•	the capital-intensive nature of our natural gas distribution business;

•	increased competition from energy suppliers and alternative forms of energy;

•	the inherent hazards and risks involved in operating our natural gas distribution business;

•	natural disasters, terrorist activities or other events; and

•	other risks and uncertainties discussed in this prospectus supplement, any accompanying prospectus and our other filings with the SEC.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

For additional factors you should consider, please see “Risk Factors” on page S-7 of this prospectus supplement, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended September 30, 2010 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2011. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Atmos Energy Corporation

We are engaged primarily in the regulated natural gas distribution and transmission and storage businesses, as well as other nonregulated natural gas businesses. We are one of the country’s largest natural gas-only distributors based on number of customers. We currently distribute natural gas through sales and transportation arrangements to over three million residential, commercial, public authority and industrial customers in 12 states. We also operate one of the largest intrastate pipelines in Texas based upon miles of pipe.

Through our regulated transmission and storage business, we provide natural gas transportation and storage services to our Mid-Tex Division, our largest natural gas distribution division located in Texas, and for third parties. Additionally, we provide ancillary services customary to the pipeline industry, including parking arrangements, lending and sales of inventory on hand.

Through our nonregulated businesses, we primarily provide natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers primarily in the Midwest and Southeast. We also provide storage services to some of our natural gas distribution divisions and to third parties.

We operate through the following three segments:

•	the natural gas distribution segment, which includes our regulated natural gas distribution and related sales operations;

•	the regulated transmission and storage segment, which includes the regulated pipeline and storage operations of our Atmos Pipeline — Texas Division; and

•	the nonregulated segment, which includes our nonregulated natural gas management, nonregulated natural gas transmission, storage and other services.

We have experienced 27 consecutive years of increasing dividends and earnings growth after giving effect to our acquisitions. Historically, we achieved this record of growth through acquisitions while efficiently managing our operating and maintenance expenses and leveraging our technology, such as our call centers, to achieve more efficient operations. Our last significant acquisition occurred in October 2004 with the purchase of the natural gas distribution and pipeline operations of TXU Gas Company (“TXU Gas”). The TXU Gas acquisition essentially doubled our number of natural gas distribution customers, by adding approximately 1.5 million gas customers in Texas, including the Dallas-Fort Worth metropolitan area and the northern suburbs of Austin. The acquisition also added approximately 6,100 miles of gas transmission and gathering lines and five underground storage reservoirs, all within Texas. In recent years, we have also achieved growth by implementing rate designs that reduce or eliminate regulatory lag and separate the recovery of our approved margins from customer usage patterns. In addition, we have developed various commercial opportunities within our regulated transmission and storage operations.

Recent Developments

Declaration of Dividends.  On May 4, 2011, we announced that our Board of Directors declared a quarterly dividend on our common stock of $0.34 per share. The dividend will be paid on June 10, 2011 to shareholders of record on May 25, 2011.

Sale of Natural Gas Distribution Assets to Liberty Energy.  On May 12, 2011, we entered into a definitive agreement to sell our natural gas distribution operations in Missouri, Illinois and Iowa, representing approximately 84,000 customers, to Liberty Energy (Midstates) Corp., an affiliate of Algonquin Power &

Utilities Corp., for a purchase price of approximately $124 million. The agreement contains the usual terms and conditions customary for transactions of this type, including adjustments to the purchase price at closing, if applicable, and indemnification by us related to certain representations and warranties regarding the transferred assets. The closing of the transaction is subject to the satisfaction of customary conditions including the receipt of applicable regulatory approvals.

Maturity of Senior Notes.  On May 15, 2011, our $350 million unsecured 7 3/8% Senior Notes matured. We repaid these notes through the issuance of $350 million of commercial paper. We intend to use the net proceeds from this offering to repay a substantial portion of such commercial paper borrowings.

Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227. Our internet website address is www.atmosenergy.com. Information on or connected to our internet website is not part of this prospectus supplement or the accompanying prospectus.

Summary Financial Data

The following table presents summary consolidated and segment financial data of Atmos Energy Corporation for the periods and as of the dates indicated. We derived the summary financial data for the fiscal years ended September 30, 2010, 2009, 2008, 2007 and 2006 from our audited consolidated financial statements and the summary financial data for the six months ended March 31, 2011 and 2010 from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, except as stated in the related notes thereto and, in the opinion of management, include all normal recurring adjustments considered necessary for a fair presentation of our financial condition and result of operations for such periods. Please note that, given the inherent seasonality in our business, the results of operations for the six months ended March 31, 2011 presented below are not necessarily indicative of results for the entire fiscal year.

The information is only a summary and does not provide all of the information contained in our financial statements. Therefore, you should read the information presented below in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our annual report on Form 10-K for the fiscal year ended September 30, 2010, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes included in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2011, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six Months Ended
	March 31,		Year Ended September 30,
	2011(1)	2010	2010	2009(1)	2008	2007(1)	2006(1)
	(In thousands, except per share data)

Consolidated Financial Data
Operating revenues	$2,774,282	$3,233,118	$4,789,690	$4,969,080	$7,221,305	$5,898,431	$6,152,363
Gross profit	838,382	865,170	1,364,941	1,346,702	1,321,326	1,250,082	1,216,570
Operating expenses(1)	460,351	450,034	875,505	899,300	893,431	851,446	833,954
Operating income	378,031	415,136	489,436	447,402	427,895	398,636	382,616
Net income	206,206	207,456	205,839	190,978	180,331	168,492	147,737
Diluted net income per share	$2.26	$2.22	$2.20	$2.07	$1.99	$1.91	$1.81
Cash dividends paid per share	$0.680	$0.670	$1.34	$1.32	$1.30	$1.28	$1.26
Cash flows from operating activities	$438,471	$483,458	$726,476	$919,233	$370,933	$547,095	$311,449
Capital expenditures	$246,663	$232,629	$542,636	$509,494	$472,273	$392,435	$425,324

	As of March 31,		As of September 30,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands)

Consolidated Balance Sheet Data
Total assets	$6,995,824	$6,753,190	$6,763,791	$6,367,083	$6,386,699	$5,895,197	$5,719,547
Debt
Long-term debt(2)	$1,807,323	$2,159,475	$1,809,551	$2,169,400	$2,119,792	$2,126,315	$2,180,362
Short-term debt(2)	352,434	10,131	486,231	72,681	351,327	154,430	385,602

Total debt	$2,159,757	$2,169,606	$2,295,782	$2,242,081	$2,471,119	$2,280,745	$2,565,964
Shareholders’ equity	$2,373,979	$2,338,843	$2,178,348	$2,176,761	$2,052,492	$1,965,754	$1,648,098

See footnotes on following page.

	Six Months Ended March 31,		Year Ended September 30,
	2011(1)	2010	2010	2009(1)	2008	2007(1)	2006(1)
	(In thousands, except ratios)

Segment Operating Income
Natural gas distribution	$319,003	$308,311	$322,454	$289,014	$261,165	$221,187	$201,894
Regulated transmission and storage	53,915	47,774	97,038	93,163	89,745	79,830	63,326
Nonregulated(3)	5,113	59,051	69,944	64,881	76,641	97,275	117,159
Eliminations	—	—	—	344	344	344	237

Consolidated	$378,031	$415,136	$489,436	$447,402	$427,895	$398,636	$382,616

Other Financial Data
Ratio of earnings to fixed charges(4)	5.01	4.98	2.99	2.74	2.96	2.69	2.50

(1)	Financial results for the six months ended March 31, 2011 and for fiscal 2009, 2007 and 2006 include a $19.3 million, $5.4 million, $6.3 million and a $22.9 million pre-tax loss for the impairment of certain assets.

(2)	Long-term debt excludes current maturities. Short-term debt is comprised of current maturities of long-term debt and short-term debt.

(3)	As a result of the appointment of a new Chief Executive Officer effective October 1, 2010, during the first quarter of fiscal 2011, we revised the information used by the chief operating decision maker to manage Atmos Energy. As a result of this change, effective December 1, 2010, we combined our former natural gas marketing and pipeline, storage and other segments into one nonregulated segment. Financial information for all prior periods has been restated to conform to the new segment presentation.

(4)	For purposes of computing ratio of earnings to fixed charges, earnings consist of the sum of our pre-tax income from continuing operations and fixed charges exclusive of capitalized interest. Fixed charges consist of interest expense, amortization of debt discount, premium and expense, capitalized interest and a portion of lease payments considered to represent an interest factor.

The Offering

Issuer	Atmos Energy Corporation

Notes Offered	$400,000,000 aggregate principal amount of 5.50% senior notes due 2041.

Maturity	The notes will mature on June 15, 2041.

Interest	The notes will bear interest at the rate of 5.50% per year.

Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year they are outstanding, beginning December 15, 2011.

Ranking	The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all our existing and future unsubordinated indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing such indebtedness and to the indebtedness and liabilities of our subsidiaries.

Optional Redemption	We may redeem the notes prior to maturity at our option, at any time in whole or from time to time in part. Prior to December 15, 2040, the redemption price will be equal to the greater of the principal amount of the notes to be redeemed and the “make-whole” redemption price, plus, in each case, accrued and unpaid interest, if any, to the redemption date. At any time on or after December 15, 2040, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date. See “Description of the Notes — Optional Redemption” beginning on page S-14.

Covenants of the Indenture	We will issue the notes under an indenture which will, among other things, restrict our ability to create liens and to enter into sale and leaseback transactions. See “Description of Debt Securities — Covenants” beginning on page 8 of the accompanying prospectus.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $394 million. We intend to use the net proceeds of this offering to repay a substantial portion of our outstanding commercial paper borrowings. Any excess net proceeds will be used to fund capital expenditures and for general corporate purposes. See “Use of Proceeds” on page S-7.

Conflicts of Interest	As described in “Use of Proceeds,” the net proceeds from this offering will be used to repay a substantial portion of our outstanding commercial paper borrowings. Because certain affiliates of the underwriters own our commercial paper and because more than 5% of the proceeds from this offering, not including underwriting compensation, may be received by such parties in connection with the repayment of such commercial paper borrowings, this offering is being conducted in compliance with Financial Regulatory Authority, Inc. (“FINRA”) Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as this offering is of a class of securities rated investment grade by a rating service acceptable to FINRA.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of the notes. These risks and uncertainties include those described in the risk factor and other sections of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” in our annual report on Form 10-K for the fiscal year ended September 30, 2010. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in the notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $394 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay a substantial portion of our outstanding commercial paper borrowings. Any excess net proceeds will be used to fund capital expenditures and for general corporate purposes.

As of June 3, 2011, we had approximately $350 million of commercial paper issued and outstanding with a weighted average interest rate of 0.3386% per annum and maturities of 27 to 28 days. These commercial paper borrowings are backstopped by our revolving credit facility that matures May 2, 2016, and such borrowings were incurred to pay at maturity our 7 3/8% Senior Notes due May 15, 2011.

CAPITALIZATION

The following table presents our cash and cash equivalents, short-term debt and capitalization as of March 31, 2011, on an actual basis and as adjusted to reflect the issuance of notes in this offering, the use of proceeds therefrom as described under “Use of Proceeds” and the settlement of certain Treasury lock agreements that we entered into in September 2010 in order to fix the Treasury yield component of a notional principal amount of $300 million in notes and for which we have received approximately $20 million. You should read this table in conjunction with the section entitled “Use of Proceeds” and our condensed consolidated financial statements and related notes included in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2011
	Actual	As Adjusted
	(In thousands, except share data)

Cash and cash equivalents	$153,246	$217,537

Short-term debt
Current maturities of long-term debt	$352,434	$2,434
Other short-term debt	—	—

Total short-term debt	$352,434	$2,434

Long-term debt, less current portion	$1,807,323	$2,206,035

Shareholders’ equity
Common stock, no par value (stated at $.005 per share); 200,000,000 shares authorized; 90,329,237 shares issued and outstanding, actual and as adjusted	452	452
Additional paid-in capital	1,728,474	1,728,474
Retained earnings	631,044	631,044
Accumulated other comprehensive income	14,009	5,460

Shareholders’ equity	2,373,979	2,365,430

Total capitalization(1)	$4,181,302	$4,571,465

(1)	Total capitalization excludes the current portion of long-term debt and other short-term debt.

BUSINESS

Overview

Atmos Energy Corporation, headquartered in Dallas, Texas, is engaged primarily in the regulated natural gas distribution and transmission and storage businesses, as well as other nonregulated natural gas businesses. We are one of the country’s largest natural gas-only distributors based on number of customers and one of the largest intrastate pipeline operators in Texas based upon miles of pipe.

We currently distribute natural gas through regulated sales and transportation arrangements to over three million residential, commercial, public authority and industrial customers through our six regulated natural gas distribution divisions, which cover service areas in 12 states. Our primary service areas are located in Colorado, Kansas, Kentucky, Louisiana, Mississippi, Tennessee and Texas. We have more limited service areas in Georgia, Illinois, Iowa, Missouri and Virginia. In addition, we transport natural gas for others through our distribution system. In May 2011, we announced that we had entered into a definitive agreement to sell our natural gas distribution operations in Missouri, Illinois and Iowa, representing approximately 84,000 customers. After the closing of this transaction, we will operate in nine states.

Through our regulated transmission and storage business, we provide natural gas transportation and storage services to our Mid-Tex Division, our largest natural gas distribution division located in Texas, and for third parties. Additionally, we provide ancillary services customary to the pipeline industry, including parking arrangements, lending and sales of inventory on hand.

Through our nonregulated businesses, we primarily provide natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers primarily in the Midwest and Southeast. We also provide storage services to some of our natural gas distribution divisions and to third parties.

Operating Segments

We operate through the following three segments:

•	the natural gas distribution segment, which includes our regulated natural gas distribution and related sales operations;

•	the regulated transmission and storage segment, which includes the regulated pipeline and storage operations of our Atmos Pipeline — Texas Division; and

•	the nonregulated segment, which includes our nonregulated natural gas management, nonregulated natural gas transmission, storage and other services.

Natural Gas Distribution Segment

We operate our natural gas distribution segment through the following six regulated divisions, which are presented below in order of total rate base:

•	Atmos Energy Mid-Tex Division;

•	Atmos Energy Kentucky/Mid-States Division;

•	Atmos Energy Louisiana Division;

•	Atmos Energy West Texas Division;

•	Atmos Energy Colorado-Kansas Division; and

•	Atmos Energy Mississippi Division.

The following is a brief description of our natural gas distribution divisions. We operate in our service areas under terms of non-exclusive franchise agreements granted by the various cities and towns that we serve. At September 30, 2010, we held 1,115 franchises having terms generally ranging from five to 35 years. A significant number of our franchises expire each year, which require renewal prior to the end of their terms. We believe that we will be able to renew our franchises as they expire. For more information, see “Item 1. Business” in our annual report on Form 10-K for the fiscal year ended September 30, 2010.

Atmos Energy Mid-Tex Division.  Our Mid-Tex Division serves approximately 550 incorporated and unincorporated communities in the north-central, eastern and western parts of Texas, including the Dallas/Fort Worth Metroplex. The governing body of each municipality we serve has original jurisdiction over all gas distribution rates, operations and services within its city limits, except with respect to sales of natural gas for vehicle fuel and agricultural use. The Railroad Commission of Texas (“RRC”) has exclusive appellate jurisdiction over all rate and regulatory orders and ordinances of the municipalities and exclusive original jurisdiction over rates and services to customers not located within the limits of a municipality.

Prior to fiscal 2008, this division operated under one system-wide rate structure. However, in 2008, we reached a settlement with cities representing approximately 80 percent of this division’s customers that has allowed us, beginning in 2008, to update rates for customers in these cities through an annual rate review mechanism. Rates for the remaining 20 percent of this division’s customers, primarily the City of Dallas, continue to be updated through periodic formal rate proceedings and filings made under Texas’ Gas Reliability Infrastructure Program (“GRIP”). GRIP allows us to include in our rate base annually approved capital costs incurred in the prior calendar year provided that we file a complete rate case at least once every five years.

Atmos Energy Kentucky/Mid-States Division.  Our Kentucky/Mid-States Division operates in more than 420 communities across Georgia, Illinois, Iowa, Kentucky, Missouri, Tennessee and Virginia. The service areas in these states are primarily rural; however, this division serves Franklin, Tennessee, and other suburban areas of Nashville. We update our rates in this division through periodic formal rate filings made with each state’s public service commission. In May 2011, we entered into a definitive agreement to sell our natural gas distribution operations in Missouri, Illinois and Iowa. See “Prospectus Supplement Summary — Recent Developments.”

Atmos Energy Louisiana Division.  In Louisiana, we serve nearly 300 communities, including the suburban areas of New Orleans, the metropolitan area of Monroe and western Louisiana. Direct sales of natural gas to industrial customers in Louisiana, who use gas for fuel or in manufacturing processes, and sales of natural gas for vehicle fuel are exempt from regulation and are recognized in our natural gas marketing segment. Our rates in this division are updated annually through a rate stabilization clause filing without filing a formal rate case.

Atmos Energy West Texas Division.  Our West Texas Division serves approximately 80 communities in West Texas, including the Amarillo, Lubbock and Midland areas. Like our Mid-Tex Division, each municipality we serve has original jurisdiction over all gas distribution rates, operations and services within its city limits, with the RRC having exclusive appellate jurisdiction over the municipalities and exclusive original jurisdiction over rates and services provided to customers not located within the limits of a municipality. Prior to fiscal 2008, rates were updated in this division through formal rate proceedings. However, the West Texas Division entered into agreements with its West Texas service areas during 2008 and its Amarillo and Lubbock service areas during 2009 to update rates for customers in these service areas through an annual rate review mechanism.

Atmos Energy Colorado-Kansas Division.  Our Colorado-Kansas Division serves approximately 170 communities throughout Colorado, Kansas and parts of Missouri, including the cities of Olathe, Kansas, a suburb of Kansas City and Greeley, Colorado, located near Denver. We update our rates in this division through periodic formal rate filings made with each state’s public service commission. In May 2011, we entered into a definitive agreement to sell our natural gas operations in Missouri. See “Prospectus Supplement Summary — Recent Developments.”

Atmos Energy Mississippi Division.  In Mississippi, we serve about 110 communities throughout the northern half of the state, including the Jackson metropolitan area. Our rates in the Mississippi Division are updated annually through a stable rate filing without filing a formal rate case.

Regulated Transmission and Storage Segment Overview

Our regulated transmission and storage segment consists of the regulated pipeline and storage operations of our Atmos Pipeline — Texas Division. This division transports natural gas to our Mid-Tex Division, transports natural gas for third parties and manages five underground storage reservoirs in Texas. We also provide ancillary services customary in the pipeline industry including parking arrangements, lending and sales of excess gas. Parking arrangements provide short-term interruptible storage of gas on our pipeline. Lending services provide short-term interruptible loans of natural gas from our pipeline to meet market demands. Gross profit earned from our Mid-Tex Division and through certain other transportation and storage services is subject to traditional ratemaking governed by the RRC. Rates are updated through periodic formal rate proceedings and filings made under GRIP. GRIP allows us to include in our rate base annually approved capital costs incurred in the prior calendar year provided that we file a complete rate case at least once every five years. Atmos Pipeline — Texas’ existing regulatory mechanisms allow certain transportation and storage services to be provided under market-based rates with minimal regulation.

These operations include one of the largest intrastate pipeline operations in Texas with a heavy concentration in the established natural gas-producing areas of central, northern and eastern Texas, extending into or near the major producing areas of the Texas Gulf Coast and the Delaware and Val Verde Basins of West Texas. Nine basins located in Texas are believed to contain a substantial portion of the nation’s remaining onshore natural gas reserves. This pipeline system provides access to all of these basins.

Nonregulated Segment Overview

Our nonregulated activities are conducted through Atmos Energy Holdings, Inc. (“AEH”), which is a wholly-owned subsidiary of Atmos Energy Corporation and operates primarily in the Midwest and Southeast areas of the United States.

AEH’s primary business is to deliver gas and provide related services by aggregating and purchasing gas supply, arranging transportation and storage logistics and ultimately delivering gas to customers at competitive prices. In addition, AEH utilizes proprietary and customer-owned transportation and storage assets to provide various delivered gas services our customers request, including furnishing natural gas supplies at fixed and market-based prices, contract negotiation and administration, load forecasting, gas storage acquisition and management services, transportation services, peaking sales and balancing services, capacity utilization strategies and gas price hedging through the use of financial instruments. As a result, AEH’s gas delivery and related services margins arise from the types of commercial transactions we have structured with our customers and our ability to identify the lowest cost alternative among the natural gas supplies, transportation and markets to which it has access to serve those customers.

AEH’s storage and transportation margins arise from (i) utilizing its proprietary 21-mile pipeline located in Louisiana to aggregate gas supply for our regulated natural gas distribution division in Louisiana, its gas delivery activities and, on a more limited basis, for third parties and (ii) managing proprietary storage in Kentucky and Louisiana to supplement the natural gas needs of our natural gas distribution divisions during peak periods.

AEH also seeks to enhance its gross profit margin by maximizing, through asset optimization activities, the economic value associated with the storage and transportation capacity it owns or controls in our natural gas distribution segment and by its subsidiaries. It attempts to meet these objectives by engaging in natural gas storage transactions in which it seeks to find and profit through the arbitrage of pricing differences in various locations and by recognizing pricing differences that occur over time. This process involves purchasing physical natural gas, storing it in the storage and transportation assets to which AEH has access and selling financial instruments at advantageous prices to lock in a gross profit margin.

Other Regulation

Each of our natural gas distribution divisions is regulated by various state or local public utility authorities. We are also subject to regulation by the United States Department of Transportation with respect to safety requirements in the operation and maintenance of our gas distribution facilities. In addition, our distribution operations are also subject to various state and federal laws regulating environmental matters. From time to time we receive inquiries regarding various environmental matters. We believe that our properties and operations substantially comply with and are operated in substantial conformity with applicable safety and environmental statutes and regulations. There are no administrative or judicial proceedings arising under environmental quality statutes pending or known to be contemplated by governmental agencies which would have a material adverse effect on us or our operations. Our environmental claims have arisen primarily from former manufactured gas plant sites in Tennessee, Iowa and Missouri.

The Federal Energy Regulatory Commission (“FERC”) allows, pursuant to Section 311 of the Natural Gas Policy Act, gas transportation services through our Atmos Pipeline — Texas assets “on behalf of” interstate pipelines or local distribution companies served by interstate pipelines, without subjecting these assets to the jurisdiction of the FERC. Additionally, the FERC has regulatory authority over the sale of natural gas in the wholesale gas market and the use and release of interstate pipeline and storage capacity, as well as authority to detect and prevent market manipulation and to enforce compliance with FERC’s other rules, policies and orders by companies engaged in the sale, purchase, transportation or storage of natural gas in interstate commerce. We have taken what we believe are the necessary and appropriate steps to comply with these regulations.

As previously described in our annual report on Form 10-K for the fiscal year ended September 30, 2010, in December 2007, we received data requests from the Division of Investigations of the Office of Enforcement of FERC in connection with its investigation into possible violations of FERC’s posting and competitive bidding regulations for pre-arranged released firm capacity on natural gas pipelines. There have been no material developments in this matter since September 30, 2010. We have accrued what we believe is an adequate amount for the anticipated resolution of this proceeding. While the ultimate resolution of this investigation cannot be predicted with certainty, we believe that the final outcome will not have a material adverse effect on our financial condition, results of operations or cash flows.

We have been replacing certain steel service lines in our Mid-Tex Division since our acquisition of TXU Gas’ natural gas distribution system in 2004. In fiscal 2010, all of the cities our Mid-Tex Division serves agreed to a program of installing 100,000 replacements during the next two years with approved recovery of the associated return, depreciation and taxes. Under terms of the agreement, the accelerated replacement program commenced in the first quarter of fiscal 2011, replacing 14,939 lines for a cost of $21.7 million as of March 31, 2011. The program is progressing on schedule for completion in September 2012.

On February 22, 2011, the RRC adopted a regulation dealing with distribution facility replacement. The regulation requires each gas distribution system operator to develop a risk-based program for the removal or replacement of distribution facilities, including steel service lines. We are committed to replacing the steel service lines on an accelerated schedule to ensure the safety and reliability of our distribution system, and as part of this commitment, we support the new regulation. We are currently developing our risk-based program as prescribed by the regulation. As such, we cannot accurately anticipate the impact the regulation will have on us or the expected cost of the replacement program.

Competition

Although our natural gas distribution operations are not currently in significant direct competition with any other distributors of natural gas to residential and commercial customers within our service areas, we do compete with other natural gas suppliers and suppliers of alternative fuels for sales to industrial customers. We compete in all aspects of our business with alternative energy sources, including, in particular, electricity. Electric utilities offer electricity as a rival energy source and compete for the space heating, water heating and cooking markets. Promotional incentives, improved equipment efficiencies and promotional rates all contribute to the acceptability of electrical equipment. The principal means to compete against alternative fuels is lower prices, and natural gas historically has maintained its price advantage in the residential, commercial and industrial markets. However, higher gas prices, coupled with the electric utilities’ marketing efforts, have increased competition for residential and commercial customers.

Our regulated transmission and storage operations historically have faced limited competition from other existing intrastate pipelines and gas marketers seeking to provide or arrange transportation, storage and other services for customers. However, in the last two years, several new pipelines have been completed, which has increased the level of competition in this segment of our business.

Within our nonregulated operations, AEH competes with other natural gas marketers to provide natural gas management and other related services primarily to smaller customers requiring higher levels of balancing, scheduling and other related management services. AEH has experienced increased competition in recent years primarily from investment banks and major integrated oil and natural gas companies who offer lower cost, basic services. The increased competition has reduced margins most notably on its high-volume accounts.

Distribution, Transmission and Related Assets

At September 30, 2010, our natural gas distribution segment owned an aggregate of 71,120 miles of underground distribution and transmission mains throughout our gas distribution systems. These mains are located on easements or rights-of-way which generally provide for perpetual use. We maintain our mains through a program of continuous inspection and repair and believe that our system of mains is in good condition. Our regulated transmission and storage segment owned 5,924 miles of gas transmission and gathering lines, and our nonregulated segment owned 113 miles of gas transmission and gathering lines.

Storage Assets

At September 30, 2010, we owned underground gas storage facilities in several states to supplement the supply of natural gas in periods of peak demand. The underground gas storage facilities of our natural gas distribution segment had a total usable capacity of 10,383,590 Mcf, with a maximum daily delivery capacity of 232,100 Mcf. The underground gas storage facilities of our regulated transmission and storage segment had a total usable capacity of 46,143,226 Mcf, with a maximum daily delivery capacity of 1,235,000 Mcf. The underground gas storage facilities of our nonregulated segment had a total usable capacity of 3,931,483 Mcf, with a maximum daily delivery capacity of 127,000 Mcf.

Additionally, we contract for storage service in underground storage facilities on many of the interstate pipelines serving us to supplement our proprietary storage capacity. The amount of our contracted storage capacity can vary from time to time. At September 30, 2010, our contracted storage provided us with a maximum storage quantity of 29,839,610 MMBtu, with a maximum daily withdrawal quantity of 853,000 MMBtu, for our natural gas distribution segment, and a maximum storage quantity of 9,700,869 MMBtu, with a maximum daily withdrawal quantity of 318,444 MMBtu, for our nonregulated segment.

For more information on our storage assets see “Item 2. Properties” in our annual report on Form 10-K for the fiscal year ended September 30, 2010.

DESCRIPTION OF THE NOTES

We have summarized certain provisions of the notes below. The notes constitute a series of the debt securities described in the accompanying prospectus. The notes will be issued under an indenture dated March 26, 2009 entered into with U.S. Bank National Association, as trustee (the “indenture”).

The following description of certain terms of the notes and certain provisions of the indenture in this prospectus supplement supplements the description under “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying prospectus. This description is only a summary of the material terms and does not purport to be complete. We urge you to read the indenture, a form of which we have filed with the SEC, because it, and not the description below and in the accompanying prospectus, will define your rights as a holder of the notes. We have filed the indenture as an exhibit to our current report on Form 8-K that was filed with the SEC on March 26, 2009. You may obtain a copy of the indenture from us without charge. See “Where You Can Find More Information” in the accompanying prospectus.

General

The notes will be initially limited to $400,000,000 aggregate principal amount. We may, at any time, without the consent of the holders of these notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any such additional notes, together with the notes being offered by this prospectus supplement, will constitute the same series of notes under the indenture.

The notes will be unsecured and unsubordinated obligations of Atmos Energy Corporation. Any secured debt that we may have from time to time will have a prior claim with respect to the assets securing that debt. As of March 31, 2011, we had no secured debt outstanding. The notes will rank equally with all of our other existing and future unsubordinated debt. As of March 31, 2011, after giving effect to the net proceeds of this offering and the use of proceeds therefrom as described in “Use of Proceeds”, we had approximately $2.2 billion of unsecured and unsubordinated debt. Of such $2.2 billion, less than $1 million represented debt of our subsidiaries. The notes are not guaranteed by, and are not the obligation of, any of our subsidiaries. The notes will not be listed on any securities exchange or included in any automated quotation system.

The notes will be issued in book-entry form as one or more global notes registered in the name of the nominee of The Depository Trust Company, or DTC, which will act as a depository, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Beneficial interests in book-entry notes will be shown on, and transfers of the notes will be made only through, records maintained by DTC and its participants.

Payment of Principal and Interest

The notes will mature on June 15, 2041 and bear interest at the rate of 5.50% per year.

We will pay interest on the notes semi-annually in arrears on June 15 and December 15 of each year they are outstanding, beginning December 15, 2011. Interest will accrue from June 10, 2011 or from the most recent interest payment date to which we have paid or provided for the payment of interest to the next interest payment date or the scheduled maturity date, as the case may be. We will pay interest computed on the basis of a 360-day year of twelve 30-day months.

We will pay interest on the notes in immediately available funds to the persons in whose names such notes are registered at the close of business on June 1 or December 1 preceding the respective interest payment date.

Optional Redemption

Each of the notes offered hereby will be redeemable prior to maturity at our option, at any time in whole or from time to time in part. Prior to December 15, 2040, the redemption price will be equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	as determined by the Quotation Agent (defined below), the sum of the present values of the Remaining Scheduled Payments (defined below) of principal and interest on the notes to be redeemed discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Adjusted Treasury Rate (defined below) plus 20 basis points;

plus, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to the redemption date.

At any time on or after December 15, 2040 (which is the date that is six months prior to the maturity date of the notes), the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Definitions.  Following are definitions of the terms used in the optional redemption provisions discussed above.

“Adjusted Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, for any redemption date, the average of the Reference Treasury Dealer Quotations for that redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp., Morgan Stanley & Co. LLC, UBS Securities LLC and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, and any of their successors; provided, however, if any of the foregoing ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal and interest on such note that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

In the case of a partial redemption of the notes, the notes to be redeemed shall be selected by the trustee from the outstanding notes not previously called for redemption, by such method as the trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal of the notes. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of notes to be redeemed. A partial redemption will not reduce the portion of any note not being redeemed to a principal amount of less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

No Mandatory Redemption

We will not be required to redeem the notes before maturity.

No Sinking Fund

We will not be required to make any sinking fund payments with regard to the notes.

Restricted Subsidiaries

As of the date of this prospectus supplement, none of our subsidiaries would be considered a Restricted Subsidiary under the terms of the indenture.

Reports

We will:

(1) file with the trustee, within 30 days after we have filed the same with the SEC, unless such reports are available on the SEC’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such Sections, then we shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(3) transmit to all holders, as their names and addresses appear in the security register, within 30 days after the filing thereof with the trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act of 1939, as amended, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) of this paragraph as may be required by rules and regulations prescribed from time to time by the SEC.

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry Delivery and Settlement

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal, premium, if any, and interest will be made by us in immediately available funds.

The Notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity or earlier redemption, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Because of time-zone differences, credits of Notes received in Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank, S.A./N.V. (“Euroclear”), as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE NOTES BY THE ISSUERS; AND (C) HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE TAX CONSEQUENCES) AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

The following summary discusses certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the Code, the applicable proposed or promulgated Treasury regulations, and the applicable judicial and administrative interpretations, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion is applicable only to holders of notes who purchase the notes in the initial offering at their original issue price and deals only with the notes held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and not held as part of a straddle, a hedge, a conversion transaction or other integrated investment. This discussion is a summary intended for general information only, and does not address all of the tax consequences that may be relevant to holders of notes in light of their particular circumstances, or to certain types of holders (such as financial institutions, insurance companies, tax-exempt entities, partnerships and other pass-through entities for U.S. federal income tax purposes or investors who hold the notes through such pass-through entities, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or currencies, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to the alternative minimum tax, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar). Moreover, this discussion does not describe any state, local or non-U.S. tax implications, or any aspect of U.S. federal tax law other than income taxation. We have not and will not seek any rulings or opinions from the Internal Revenue Service (“IRS”) or counsel regarding the matters discussed below. There can be no assurances that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust, if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) a valid election to be treated as a U.S. person is in effect under the relevant Treasury regulations with respect to such trust. A “Non-U.S. Holder” means a beneficial owner of any notes that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes. A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes may be subject to special tax provisions and is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a note. The U.S. federal income tax treatment of partners in partnerships holding notes generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisors regarding the U.S. federal income tax consequences to them and their partners of the acquisition, ownership and disposition of the notes.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest.  A U.S. Holder must include in gross income, as ordinary interest income, the stated interest on the notes at the time such interest accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Retirement or Other Taxable Disposition.  Upon the sale, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (a) the sum of cash plus the fair market value of other property received on the sale, retirement or other taxable disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be treated in the manner described above under “Payments of Interest”) and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid for the note, reduced by any principal payments with respect to the note received by the U.S. Holder. Gain or loss recognized on the sale, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, retirement or other taxable disposition, the note has been held for more than one year. Certain U.S. Holders (including individuals) are currently eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain (which preferential rates are currently scheduled to increase on January 1, 2013). The deductibility of capital losses by U.S. Holders is subject to substantial limitations under the Code.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest.  Subject to the discussion of backup withholding below and provided that a Non-U.S. Holder’s income and gains in respect of a note are not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (or, in the case of an applicable tax treaty, attributable to the Non-U.S. Holder’s permanent establishment in the United States), payments of interest on a note to the Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (a) the Non-U.S. Holder does not own, directly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder, (b) the Non-U.S. Holder is not, for U.S. federal income tax purposes, a “controlled foreign corporation” related, directly or constructively, to us through stock ownership, (c) the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code and (d) certain certification requirements (as described below) are met.

Under the Code and the applicable Treasury regulations, in order to obtain an exemption from U.S. federal withholding tax, either (a) a Non-U.S. Holder must provide its name and address and certify, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and that holds the notes on behalf of the Non-U.S. Holder, must certify, under penalties of perjury, that such certificate has been received from such Non-U.S. Holder by such Financial Institution or by another Financial Institution between such Financial Institution and such Non-U.S. Holder and, if required, must furnish the payor with a copy thereof. Generally, the foregoing certification requirement may be met if a Non-U.S. Holder delivers a properly executed IRS Form W-8BEN or substitute Form W-8BEN or the appropriate successor form to the payor. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). However, a Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to interest on a note if such interest is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States). Under certain circumstances, effectively connected interest income received by a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). Subject to the discussion of backup withholding below, such effectively connected interest income generally will be exempt from U.S. federal withholding tax if a Non-U.S. Holder delivers a properly executed IRS Form W-8ECI to the payor. Non-U.S. Holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Retirement or Other Disposition.  Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, retirement or other disposition of the notes so long as the holder provides us or the paying agent with the appropriate certification, unless (a) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, or (b) the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States). If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the notes in the same manner as a U.S. holder. In addition, corporate Non-U.S. Holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

U.S. Holders.  Generally, information reporting will apply to payments of principal and interest on the notes to a U.S. Holder and to the proceeds of sale or other disposition of the notes, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding generally will apply to such payments (currently at a rate of 28%) unless a U.S. Holder (a) is an exempt recipient and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the U.S. Holder has not been notified by the IRS that such U.S. Holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders.  When required, we or our paying agent will report payments of interest on the notes to a Non-U.S. Holder and the amount of any tax withheld from such payments annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable tax treaty. Backup withholding of U.S. federal income tax (currently at a rate of 28%) will generally not apply to payments of interest on the notes to a Non-U.S. Holder if the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds of the sale or other disposition of the notes by or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and the broker has no actual knowledge or reason to know to the contrary.

Payments of the proceeds of a sale or other disposition of the notes by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Medicare Tax and Reporting Obligations

For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the notes described in this prospectus supplement through a number of underwriters. BNP Paribas Securities Corp., Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Principal Amount
Underwriter	of Notes

BNP Paribas Securities Corp.	$64,000,000
Morgan Stanley & Co. LLC	64,000,000
UBS Securities LLC	64,000,000
Wells Fargo Securities, LLC	64,000,000
Credit Agricole Securities (USA) Inc.	24,000,000
Deutsche Bank Securities Inc.	24,000,000
Goldman, Sachs & Co.	24,000,000
RBS Securities Inc.	24,000,000
U.S. Bancorp Investments, Inc.	24,000,000
BOSC, Inc.	8,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	8,000,000
J.P. Morgan Securities LLC	8,000,000

Total	$400,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.50% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may be changed.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1,000,000.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of business, certain of the underwriters or their affiliates have provided and may in the future provide commercial, financial advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation. Certain of the underwriters are lenders under our revolving credit facilities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from this offering will be used to repay a substantial portion of our outstanding commercial paper borrowings. Because certain affiliates of the underwriters own our commercial paper and because more than 5% of the proceeds from this offering, not including underwriting compensation, may be received by such parties in connection with the repayment of such commercial paper borrowings, this offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as this offering is of a class of securities rated investment grade by a rating service acceptable to FINRA.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined below, 150 legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall require the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The notes will only be offered in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom and each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or (4) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relate is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (1) to (4) above) should not rely or act upon this communication.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP and Hunton & Williams LLP will opine for us as to the validity of the offered notes. The Underwriters are represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Atmos Energy Corporation appearing in Atmos Energy Corporation’s Annual Report (Form 10-K) for the fiscal year ended September 30, 2010 (including the schedule appearing therein) and the effectiveness of Atmos Energy Corporation’s internal control over financial reporting as of September 30, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Atmos Energy Corporation for the six-month periods ended March 31, 2011 and 2010, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 2011, included in Atmos Energy Corporation’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2011, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

Atmos Energy Corporation

By this prospectus, we offer up to

$1,300,000,000

of debt securities and common stock.

We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 1 of this prospectus, in the applicable prospectus supplement and in the documents incorporated by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “ATO.”

Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 31, 2010.

We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

The terms “we,” “our,” “us” and “Atmos Energy” refer to Atmos Energy Corporation and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future results and are not statements of fact, actual results may differ materially from those stated. Important factors that could cause future results to differ include, but are not limited to:

•	our ability to continue to access the credit markets to satisfy our liquidity requirements;

•	the impact of adverse economic conditions on our customers;

•	increased costs of providing pension and postretirement health care benefits and increased funding requirements;

•	market risks beyond our control affecting our risk management activities, including market liquidity, commodity price volatility, increasing interest rates and counterparty creditworthiness;

•	regulatory trends and decisions, including the impact of rate proceedings before various state regulatory commissions;

•	increased federal regulatory oversight and potential penalties;

•	the impact of environmental regulations on our business;

•	the possible impact of future additional regulatory and financial risks associated with global warming and climate change on our business;

•	the concentration of our distribution, pipeline and storage operations in Texas;

•	adverse weather conditions;

•	the effects of inflation and changes in the availability and prices of natural gas;

•	the capital-intensive nature of our natural gas distribution business;

•	increased competition from energy suppliers and alternative forms of energy;

•	the inherent hazards and risks involved in operating our natural gas distribution business;

•	natural disasters, terrorist activities or other events; and

•	other risks and uncertainties discussed in this prospectus, any accompanying prospectus supplement and our other filings with the SEC.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe our forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

For additional factors you should consider generally and when evaluating these forward-looking statements, please see “Risk Factors” on page 1 of this prospectus and “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended September 30, 2009 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the three-month period ended December 31, 2009. See “Incorporation of Certain Documents by Reference,” as well as the applicable prospectus supplement.

ii

RISK FACTORS

Investing in our debt securities or our common stock involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus. Moreover, risks and uncertainties not presently known to us or currently deemed immaterial by us may also adversely affect our business, results of operations, financial condition or cash flows, or the value of our securities. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplements. You should carefully consider all of the information contained in or incorporated by reference in this prospectus or in the applicable prospectus supplement before you invest in our debt securities or common stock.

ATMOS ENERGY CORPORATION

Atmos Energy Corporation, headquartered in Dallas, Texas, is engaged primarily in the regulated natural gas distribution and transmission and storage businesses, as well as other nonregulated natural gas businesses. We are one of the country’s largest natural gas-only distributors based on number of customers and one of the largest intrastate pipeline operators in Texas based on miles of pipe.

We distribute natural gas through regulated sales and transportation arrangements to over three million residential, commercial, public authority and industrial customers in 12 states through our six regulated natural gas distribution divisions. Our primary service areas are located in Colorado, Kansas, Kentucky, Louisiana, Mississippi, Tennessee and Texas. We have more limited service areas in Georgia, Illinois, Iowa, Missouri and Virginia.

Through our regulated transmission and storage business, we provide natural gas transportation and storage services to our Mid-Tex Division, our largest natural gas distribution division located in Texas, and for third parties. Additionally, we provide ancillary services customary to the pipeline industry, including parking arrangements, lending and sales of inventory on hand.

Through our nonregulated businesses, we primarily provide natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers primarily in the Midwest and Southeast. We also provide natural gas transportation and storage services to certain of our natural gas distribution divisions and third parties.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series; and

•	common stock.

The aggregate initial offering price of all securities sold will not exceed $1,300,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers. The offer and sale of securities by this prospectus is subject to receipt of satisfactory regulatory approvals in five states, all of which have been received and are currently in effect. Under the most restrictive of these approvals, we are limited to issuing no more than $950,000,000 of senior debt securities and $350,000,000 of equity securities.

Prospectus Supplements

This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

In each prospectus supplement, which will be attached to the front of this prospectus, we will include, among other things, the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about the securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities, where necessary; and

•	any other material information about the offering and sale of the securities.

For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may otherwise be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus for general corporate purposes, including for working capital, repaying indebtedness and funding capital projects, acquisitions and other growth.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months		Year Ended
	Ended December 31,		September 30,
	2009	2008	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	4.56	3.97	2.74	2.96	2.69	2.50	2.54

For purposes of computing the ratio of earnings to fixed charges, earnings consists of the sum of our pretax income from continuing operations and fixed charges. Fixed charges consist of interest expense, amortization of debt discount, premium and expense, capitalized interest and a portion of lease payments considered to represent an interest factor.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms that we anticipate will be common to all series of debt securities. Please note that the terms of any series of debt securities that we may offer may differ significantly from the common terms described in this prospectus. Many of the other terms of any series of debt securities that we offer, and any differences from the common terms described in this prospectus, will be described in the prospectus supplement for such securities to be attached to the front of this prospectus.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an indenture will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on behalf of the purchasers of the debt securities. We have entered into an indenture with U.S. Bank National Association, as trustee (the “indenture”), which is subject to the Trust Indenture Act of 1939. The trustee under the indenture has the following two main roles:

•	the trustee can enforce your rights against us if we default; there are some limitations on the extent to which the trustee acts on your behalf, which are described later in this prospectus; and

•	the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

As this section is a summary of some of the terms of the debt securities we may offer under this prospectus, it does not describe every aspect of the debt securities. We urge you to read the indenture and the other documents we file with the SEC relating to the debt securities because the indenture for those securities and those other documents, and not this description, will define your rights as a holder of our debt securities. We filed a copy of the indenture with the SEC as an exhibit to our Current Report on Form 8-K filed March 26, 2009, and it is incorporated in this prospectus by reference. We may file any such other documents as exhibits to an annual, quarterly or current report that we file with the SEC following their execution. See “Where You Can Find More Information” for information on how to obtain copies of the indenture and any such other documents. References to the “indenture” mean the indenture that will define your rights as a holder of debt securities. Capitalized terms used in this section and not otherwise defined have the meanings set forth in the indenture.

General

The debt securities will be our unsecured obligations. Senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. Subordinated debt securities will rank junior to our senior indebtedness, including our credit facilities.

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement. Our board of directors will establish the following terms before issuance of the series:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	the ranking of the debt securities;

•	if the debt securities are subordinated, the terms of subordination;

•	the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, how the rate or rates will be determined, and the periods when the rate or rates will be in effect;

•	the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, whether and the terms under which payment of interest may be deferred, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	any optional redemption provisions and any restrictions on the sources of funds for redemption payments, which may benefit the holders of other securities;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•	whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

•	any modifications, deletions or additions to the events of default or covenants with respect to the debt securities described in this prospectus;

•	if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	any modifications, deletions or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities;

•	if we do not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depository, whether we will issue the debt securities in certificated form or the identity of any alternative depository;

•	the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

•	the denomination or denominations in which the debt securities will be issued, if other than denominations of $2,000 or any integral multiple of $1,000 in excess thereof;

•	any provisions requiring us to pay Additional Amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts;

•	whether the debt securities will be convertible into or exchangeable for other debt securities, common shares or other securities of any kind of ours or another obligor, and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period and any other provision related to the debt securities; and

•	any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include Additional Amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. The indenture also provides that there may be multiple series of debt securities issued thereunder and more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

We may issue debt securities with terms different from those of debt securities already issued. Without the consent of the holders of the outstanding debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when we created that series.

There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Holders of Debt Securities

Book-Entry Holders.  We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, we will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, we will recognize only the depository as the holder of the debt securities and we will make all payments on the debt securities to the depository. The depository passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities. As a result, you will not own the debt securities directly. Instead, you will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, you will be an indirect holder, and not a holder, of the debt securities.

Street Name Holders.  In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in “street name.” Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

Legal Holders.  Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders.  If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Global Securities

What is a Global Security? We will issue each debt security under the indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depository. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depository for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depository or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depository, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depository or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities.  We do not recognize an indirect holder as a holder of debt securities and instead deal only with the depository that holds the global security. The account rules of your financial institution and of the depository, as well as general laws relating to securities transfers, will govern your rights relating to a global security.

If we issue debt securities only in the form of a global security, you should be aware of the following:

•	you cannot cause the debt securities to be registered in your name, and cannot obtain non-global certificates for your interest in the debt securities, except in the special situations that we describe below;

•	you will be an indirect holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as we describe under “Holders of Debt Securities” above;

•	you may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	you may not be able to pledge your interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depository’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depository in any way;

•	DTC requires, and other depositories may require, that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depository’s book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated.  In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, you will be able to choose whether to hold the debt securities directly or in street name. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder. We have described the rights of holders and street name investors above under “Holders of Debt Securities.”

The special situations for termination of a global security are as follows:

•	if the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository for that global security and we do not appoint another institution to act as depository within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under “Events of Default.”

If a global security is terminated, only the depository, and not we or the trustee, is responsible for deciding the names of the intermediary banks, brokers and other financial institutions in whose names the debt securities represented by the global security are registered, and, therefore, who will be the holders of those debt securities.

Covenants

This section summarizes the material covenants in the indenture. Please refer to the applicable prospectus supplement for information about any changes to our covenants, including any addition or deletion of a covenant, and to the indenture for information on other covenants not described in this prospectus or the applicable prospectus supplement.

Limitations on Liens.  We covenant in the indenture that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, issue or assume any Indebtedness secured by any Lien on any Principal Property, or on shares of stock or Indebtedness of any Restricted Subsidiary, known as Restricted Securities, without making effective provision for the Outstanding Securities, other than debt securities of any series not entitled to the benefit of this covenant, to be secured by a Lien equally and ratably with, or prior to (or in the case of debt securities of any series that are subordinated in right of payment to the Indebtedness secured by such Lien, by a Lien subordinated to), the Lien securing such Indebtedness for so long as the Indebtedness is so secured, except that the foregoing restriction does not apply to:

•	any Lien existing on the date of the first issuance of debt securities of the relevant series under the indenture or existing on such other date as may be specified in any supplemental indenture, board resolution or officer’s certificate with respect to such series;

•	any Lien on any Principal Property or Restricted Securities of any person existing at the time that person is merged or consolidated with or into us or a Restricted Subsidiary, or this person becomes a Restricted Subsidiary, or arising thereafter otherwise than in connection with the borrowing of money arranged thereafter and pursuant to contractual commitments entered into prior to and not in contemplation of the person’s becoming a Restricted Subsidiary;

•	any Lien on any Principal Property or Restricted Securities existing at the time we or a Restricted Subsidiary acquire the Principal Property or Restricted Securities, whether or not the Lien is assumed by us or the Restricted Subsidiary, provided that this Lien may not extend to any other Principal Property or Restricted Securities of ours or any Restricted Subsidiary;

•	any Lien on any Principal Property, including any improvements on any existing Principal Property, of ours or any Restricted Subsidiary, and any Lien on Restricted Securities of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding the Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of the Principal Property, or to secure Indebtedness incurred by us or a Restricted Subsidiary for the purpose of financing all or any part of that cost, provided that the Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement or commencement of commercial operation of that Principal Property and, provided further, that the Lien may not extend to any other Principal Property of ours or any Restricted Subsidiary, other than any currently unimproved real property on which the Principal Property has been constructed or developed or the improvement is located;

•	any Lien on any Principal Property or Restricted Securities to secure Indebtedness owed to us or to a Restricted Subsidiary;

•	any Lien in favor of a governmental body to secure advances or other payments under any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to the Lien;

•	any Lien created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness;

•	any extension, renewal, substitution or replacement, or successive extensions, renewals, substitutions or replacements, in whole or in part, of any Lien referred to in any of the bullet points above, provided that the Indebtedness secured may not exceed the principal amount of Indebtedness that is secured at the time of the renewal or refunding, plus any premium, cost or expense in connection with such extensions, renewals, substitutions or replacements, and that the renewal or refunding Lien must be limited to all or any part of the same property and improvements, shares of stock or Indebtedness that secured the Lien that was renewed or refunded; or

•	any Lien not permitted above securing Indebtedness that, together with the aggregate outstanding principal amount of other secured Indebtedness that would otherwise be subject to the above restrictions, excluding Indebtedness secured by Liens permitted under the above exceptions, and the Attributable Debt in respect of all Sale and Leaseback Transactions, not including Attributable Debt in respect of any Sale and Leaseback Transactions described in the last two bullet points in the next succeeding paragraph, would not then exceed 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions.  We covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

•	we or a Restricted Subsidiary would be entitled, without securing the Outstanding Securities of any series, to incur Indebtedness secured by a Lien on the Principal Property that is the subject of the Sale and Leaseback Transaction;

•	the Attributable Debt associated with the Sale and Leaseback Transaction would be in an amount permitted under the last bullet point of the preceding paragraph;

•	the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into the Sale and Leaseback Transaction are to be used for our business and operations or the business and operations of any Subsidiary; or

•	within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property sold and leased back at the time of entering into the Sale and Leaseback Transaction is applied to the prepayment, other than mandatory prepayment, of any Outstanding Securities or Funded Indebtedness owed by us or a Restricted Subsidiary, other than Funded Indebtedness that is held by us or any Restricted Subsidiary or our Funded Indebtedness that is subordinate in right of payment to any Outstanding Securities that are entitled to the benefit of this covenant.

Definitions.  Following are definitions of some of the terms used in the covenants described above.

“Attributable Debt” means, as to any lease under which a person is at the time liable for rent, at a date that liability is to be determined, the total net amount of rent required to be paid by that person under the lease during the remaining term, excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents, discounted from the respective due dates thereof at the rate of interest (or Yield to Maturity, in the case of original issue discount securities) borne by the then Outstanding Securities, compounded monthly.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests, however designated, in stock issued by a corporation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, excluding any portion thereof constituting Funded Indebtedness; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on our most recent consolidated balance sheet contained in our latest quarterly or annual report filed with the SEC under the Securities Exchange Act of 1934, as amended, and computed in accordance with generally accepted accounting principles.

“Funded Indebtedness” means, as applied to any person, all Indebtedness of the person maturing after, or renewable or extendible at the option of the person beyond, 12 months from the date of determination.

“Indebtedness” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing Indebtedness; provided, however, that the following types of transactions will not be considered, for purposes of this definition, to result in a Lien:

•	any acquisition by us or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds of that interest;

•	any conveyance or assignment whereby we or any Restricted Subsidiary conveys or assigns to any person or persons an interest in oil, gas or any other mineral in place or the proceeds of that interest;

•	any Lien upon any property or assets either owned or leased by us or a Restricted Subsidiary or in which we or any Restricted Subsidiary owns an interest that secures for the benefit of the person or persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets, or property or assets with which it is unitized, the payment to the person or persons of our proportionate part or the Restricted Subsidiary’s proportionate part of the development or operating expenses;

•	any lease classified as an operating lease under generally accepted accounting principles;

•	any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset; or

•	any guarantees that we make for the repayment of Indebtedness of any Subsidiary or guarantees by any Subsidiary of the repayment of Indebtedness of any entity, including Indebtedness of Atmos Energy Marketing, LLC.

“Non-Recourse Indebtedness” means, at any time, Indebtedness incurred after the date of the indenture by us or a Restricted Subsidiary in connection with the acquisition of property or assets by us or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of this Indebtedness and under applicable law, the recourse at the time and thereafter of the lenders with respect to this Indebtedness is limited to the property or assets so acquired, or the construction or improvements, including Indebtedness as to which a performance or completion guarantee or similar undertaking was initially applicable to the Indebtedness or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to us, any subsidiary of ours or any other person for (a) environmental or tax warranties and indemnities and such other representations, warranties, covenants and indemnities as are customarily required in such transactions or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received from secured assets to be paid to the lender, waste and mechanics’ liens or similar matters.

“Principal Property” means any natural gas distribution property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and of our consolidated Subsidiaries.

“Restricted Subsidiary” means any Subsidiary the amount of Consolidated Net Tangible Assets of which constitutes more than 10% of the aggregate amount of Consolidated Net Tangible Assets of us and our Subsidiaries.

“Sale and Leaseback Transaction” means any arrangement with any person in which we or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to that person, other than any such arrangement involving:

•	a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles;

•	leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and

•	leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property, whichever is later.

“Subsidiary” of ours means:

•	a corporation, a majority of whose Capital Stock with rights, under ordinary circumstances, to elect directors is owned, directly or indirectly, at the date of determination, by us, by one or more of our Subsidiaries or by us and one or more of our Subsidiaries; or

•	any other person, other than a corporation, in which at the date of determination we, one or more of our Subsidiaries or we and one or more of our Subsidiaries, directly or indirectly, have at least a majority ownership and power to direct the policies, management and affairs of that person.

Consolidation, Merger or Sale of Assets.  Under the terms of the indenture, we will be generally permitted to consolidate with or merge into another entity. We will also be permitted to sell or transfer our assets substantially as an entirety to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•	the resulting entity must agree to be legally responsible for all our obligations relating to the debt securities and the indenture;

•	the transaction must not cause a default or an Event of Default, as described below;

•	the resulting entity must be organized under the laws of the United States or one of the states or the District of Columbia; and

•	we must deliver an officers’ certificate and legal opinion to the trustee with respect to the transaction.

In the event that we engage in one of these transactions and comply with the conditions listed above, we would be discharged from all our obligations and covenants under the indenture and all obligations under the Outstanding Securities, with the successor corporation or person succeeding to our obligations and covenants.

In the event that we engage in one of these transactions, the indenture provides that, if any Principal Property or Restricted Securities would thereupon become subject to any Lien securing the Indebtedness, the debt securities, other than debt securities not entitled to the benefits of specified covenants, must be secured, as to such Principal Property or Restricted Securities, equally and ratably with (or prior to or, in the case of debt securities that are subordinated in right of payment to the Indebtedness secured by such Lien or in the case of other Indebtedness of ours that is subordinated to the debt securities, on a subordinated basis to such Lien securing) the Indebtedness or obligations that upon the occurrence of such transaction would become secured by the Lien, unless the Lien could be created under the indenture without equally and ratably securing the debt securities (or, in the case of debt securities that are subordinated in right of payment to the Indebtedness secured by such Lien, on a subordinated basis to such Lien).

Modification or Waiver

There are two types of changes that we can make to the indenture and the debt securities.

Changes Requiring Approval.  With the approval of the holders of at least a majority in principal amount of all outstanding debt securities of each series affected (including any such approvals obtained in connection with a tender or exchange offer for outstanding debt securities), we may make any changes, additions or deletions to any provisions of the indenture applicable to the affected series, or modify the rights of the holders of the debt securities of the affected series. However, without the consent of each holder affected, we cannot:

•	change the stated maturity of the principal of, any premium on, or the interest on a debt security;

•	reduce the principal amount, any premium on, or the rate of interest on a debt security;

•	change any of our obligations to pay Additional Amounts;

•	reduce the amount payable upon acceleration of maturity following the default of a debt security whose principal amount payable at stated maturity may be more or less than its principal face amount at original issuance or an original issue discount security;

•	adversely affect any right of repayment at the holder’s option;

•	change the place of payment of a debt security;

•	impair the holder’s right to sue for payment;

•	adversely affect any right to convert or exchange a debt security;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture; or

•	modify certain provisions of the indenture dealing with suits for enforcement of payment by the trustee or modification and waiver, except to increase any percentage of consents required to amend the indenture or for any waiver, or to modify the provisions of the indenture dealing with the unconditional right of the holders of the debt securities to receive principal, premium, if any, and interest.

Changes Not Requiring Approval.  The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Additionally, we do not need any approval to make any change that affects only debt securities to be issued under the indenture after the changes take effect.

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the applicable prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Events of Default

Holders of debt securities will have special rights if an Event of Default occurs as to the debt securities of their series that is not cured, as described later in this subsection. Please refer to the applicable prospectus supplement for information about any changes to the Events of Default, including any addition of a provision providing event risk or similar protection.

What is an Event of Default? The term “Event of Default” as to the debt securities of a series means any of the following:

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not pay the principal of or any premium, if any, on a debt security of the series on its due date;

•	we do not deposit any sinking fund payment when and as due by the terms of any debt securities requiring such payment;

•	we remain in breach of a covenant or agreement in the indenture, other than a covenant or agreement not for the benefit of the series, for 60 days after we receive written notice stating that we are in breach from the trustee or the holders of at least 25 percent of the principal amount of the debt securities of the series;

•	we or a Restricted Subsidiary is in default under any matured or accelerated agreement or instrument under which we have outstanding Indebtedness for borrowed money or guarantees, which individually is in excess of $25,000,000, and we have not cured any acceleration within 30 days after we receive notice of this default from the trustee or the holders of at least 25 percent of the principal amount of the debt securities of the series, unless prior to the entry of judgment for the trustee, we or the Restricted Subsidiary remedy the default or the default is waived by the holders of the indebtedness;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default provided for the benefit of debt securities of the series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

The trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the trustee may not withhold notice of a default in the payment of the principal of, any premium on, or the interest on the debt securities or in the payment of any sinking fund installment with respect to the debt securities.

Remedies if an Event of Default Occurs.  If an event of default has occurred and is continuing, the trustee or the holders of at least 25 percent in principal amount of the debt securities of the affected series may declare the entire principal amount and all accrued interest of all the debt securities of that series to be due and immediately payable by notifying us, and the trustee, if the holders give notice, in writing. This is called a declaration of acceleration of maturity.

If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration if all events of default other than the non-payment of principal or interest on the debt securities of that series that have become due solely by a declaration of acceleration are cured or waived, and we deposit with the trustee a sufficient sum of money to pay:

•	all overdue interest on outstanding debt securities of that series;

•	all unpaid principal and any premium, if any, of any outstanding debt securities of that series that has become due otherwise than by a declaration of acceleration, and interest on the unpaid principal and any premium, if any;

•	all interest on the overdue interest; and

•	all amounts paid or advanced by the trustee for that series and reasonable compensation of the trustee.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions if the directions conflict with any law or the indenture or expose the trustee to personal liability. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder is allowed to bypass the trustee and bring his or her own lawsuit or other formal legal action or take other steps to enforce his or her rights or protect his or her interest relating to the debt securities, the following must occur:

•	the holder must give the trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of at least 25 percent in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, a holder is entitled at any time to bring a lawsuit for the payment of money due on his or her debt securities on or after the due date without complying with the foregoing.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal, any premium, or interest on any debt security; or

•	in respect of a covenant that under the indenture cannot be modified or amended without the consent of each holder affected.

Each year, we will furnish the trustee with a written statement of two of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Defeasance and Covenant Defeasance

Unless we provide otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each debt security that is not a floating rate or indexed debt security.

Full Defeasance.  If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•	we must deposit in trust for the benefit of all holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

If we ever did accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

Covenant Defeasance.  Under current federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants in the indenture. This is called “covenant defeasance.” In that event, you would lose the protection of any such covenants but would gain the protection of having money and obligations issued or guaranteed by the U.S. government set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the deposit described above without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Debt Securities Issued in Non-Global Form

If any debt securities cease to be issued in global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $2,000 and amounts that are integral multiples of $1,000 in excess thereof.

Holders may exchange their debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. We may appoint the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities, or we may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for a holder’s debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities are redeemable and we redeem less than all those debt securities, we may stop the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a debt security is issued as a global security, only the depository will be entitled to transfer and exchange the debt security as described in this section, since it will be the sole holder of the debt security.

Payment Mechanics

Who Receives Payment? If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date, discussed below, relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depository.

Payments on Global Securities.  We will make payments on a global security in accordance with the applicable policies of the depository as in effect from time to time. Under those policies, we will pay directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depository and its participants, as described above under “What is a Global Security?”.

Payments on Non-Global Securities.  For a debt security in non-global form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check, at the paying agent described below, against surrender of the debt security. We will make all payments by check in next-day funds; for example, funds that become available on the day after the check is cashed.

Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, we will make payment only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Regular Record Dates.  We will pay interest to the holders listed in the trustee’s records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. We will pay interest to these holders if they are listed as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the “regular record date” and will be identified in the prospectus supplement.

Payment When Offices Are Closed.  If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next business day.

Paying Agents.  We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

The Trustee Under the Indenture

U.S. Bank National Association is the trustee under the indenture for our debt securities. We will identify any other entity acting as the trustee for a series of debt securities that we may offer in the prospectus supplement for the offering of such debt securities.

The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to these series.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, of which 93,146,536 shares were outstanding on March 26, 2010. Each of our shares of common stock is entitled to one vote on all matters voted upon by shareholders. Our shareholders do not have cumulative voting rights. Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock, and such shares are not entitled to any preemptive rights. Since we are incorporated in both Texas and Virginia, we must comply with the laws of both states when issuing shares of our common stock.

Holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends and, upon our liquidation, a pro rata share of all of our assets available for distribution to our shareholders.

American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock.

Charter and Bylaws Provisions

Some provisions of our articles of incorporation and bylaws may be deemed to have an “anti-takeover” effect. The following description of these provisions is only a summary, and we refer you to our articles of incorporation and bylaws for more information. Our articles of incorporation and bylaws are included as exhibits to our annual reports on Form 10-K filed with the SEC. See “Where You Can Find More Information.”

Classification of the Board.  Our board of directors is currently divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. There are currently 13 directors serving on the board, with each class of directors serving a three-year term. However, at our annual meeting of shareholders in February 2010, our shareholders approved our proposal to amend the articles of incorporation to eliminate the classification of our board of directors. The proposal provides that any director currently serving on the board will continue to serve until the expiration of the term for which he or she was elected. Accordingly, beginning with the 2011 annual meeting of our shareholders and thereafter, successors to the class of directors whose term expires at that annual meeting will be elected for one-year terms. That means that until after the annual meeting of shareholders in 2012, the classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of the board. Until that time, two shareholder meetings, instead of one, would be required to effect a change in the majority of our board.

Cumulative Voting.  Our articles of incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

Removal of Directors.  Our articles of incorporation and bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 75 percent of the shares then entitled to vote at an election of directors.

Fair Price Provisions.  Article VII of our articles of incorporation provides certain “Fair Price Provisions” for our shareholders. Under Article VII, a merger, consolidation, sale of assets, share exchange, recapitalization or other similar transaction, between us or a company controlled by or under common control with us and any individual, corporation or other entity which owns or controls 10 percent or more of our voting capital stock, would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock be at least equal to the highest per share price, or equivalent price for any different classes or series of stock, paid by the 10 percent shareholder in acquiring any of its holdings of our stock. If a proposed transaction with a 10 percent shareholder does not meet this condition, then the transaction must be approved by the holders of at least 75 percent of the outstanding shares of voting capital stock held by our shareholders other than the 10 percent shareholder, unless a majority of the directors who were members of our board immediately prior to the time the 10 percent shareholder involved in the proposed transaction became a 10 percent shareholder have either:

•	expressly approved in advance the acquisition of the outstanding shares of our voting capital stock that caused the 10 percent shareholder to become a 10 percent shareholder; or

•	approved the transaction either in advance of or subsequent to the 10 percent shareholder becoming a 10 percent shareholder.

The provisions of Article VII may not be amended, altered, changed, or repealed except by the affirmative vote of at least 75 percent of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change, or repeal. In addition, if there is a 10 percent shareholder, such action must also be approved by the affirmative vote of at least 75 percent of the outstanding shares of our voting capital stock held by the shareholders other than the 10 percent shareholder.

Shareholder Proposals and Director Nominations.  Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our bylaws.

Shareholder proposals (other than those sought to be included in our proxy statement) must be submitted to our corporate secretary at least 60 days, but not more than 85 days, before the annual meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by our corporate secretary no later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was provided or such public disclosure was made. The notice must include a description of the proposal, the shareholder’s name and address and the number of shares held, and all other information which would be required to be included in a proxy statement filed with the SEC if the shareholder were a participant in a solicitation subject to the SEC’s proxy rules. To be included in our proxy statement for an annual meeting, our corporate secretary must receive the proposal at least 120 days prior to the anniversary of the date we mailed the proxy statement for the prior year’s annual meeting.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days, but not more than 85 days, before a scheduled meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such nomination shall have been received by our corporate secretary no later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the name and address of the shareholder and of the shareholder’s nominee, the number of shares held by the shareholder, a representation that the shareholder is a holder of record of common stock entitled to vote at the meeting, and that the shareholder intends to appear in person or by proxy to nominate the persons specified in the notice, a description of any arrangements between the shareholder and the shareholder’s nominee, information about the shareholder’s nominee required by the SEC and the written consent of the shareholder’s nominee to serve as a director.

Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting or making nominations for directors.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and a prospectus supplement as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities in one or more transactions, including:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in a prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Denver, Colorado, and Hunton & Williams LLP, Richmond, Virginia, have each rendered an opinion with respect to the validity of the securities that may be offered under this prospectus. We filed these opinions as exhibits to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made under this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Atmos Energy appearing in Atmos Energy Corporation’s Annual Report (Form 10-K) for the fiscal year ended September 30, 2009 (including the schedule appearing therein), and the effectiveness of Atmos Energy Corporation’s internal control over financial reporting as of September 30, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Atmos Energy for the three-month periods ended December 31, 2009 and 2008, incorporated herein by reference, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated February 3, 2010, included in our quarterly report on Form 10-Q for the three-month period ended December 31, 2009, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov. Unless specifically listed below under “Incorporation of Certain Documents by Reference” the information contained on the SEC Web site is not incorporated by reference into this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or the applicable prospectus supplement relating to an offering of our securities.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of our offering of securities. These additional documents include periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the year ended September 30, 2009;

•	Our quarterly report on Form 10-Q for the three-month period ended December 31, 2009;

•	Our current reports on Form 8-K filed with the SEC on October 15, 2009, October 28, 2009, November 12, 2009, December 1, 2009, December 16, 2009 and February 9, 2010.

•	The following pages and captioned text contained in our definitive proxy statement for the annual meeting of shareholders on February 3, 2010 and incorporated into our annual report on Form 10-K: pages 3 through 5 under the caption “Beneficial Ownership of Common Stock,” pages 6 through 10 under the captions “Proposal One — Election of Directors — Nominees for Director” and “— Directors Continuing in Office,” pages 10 through 13 under the captions “Corporate Governance and Other Board Matters — Independence of Directors” and “— Related Person Transactions,” pages 14 through 15 under the captions “Corporate Governance and Other Board Matters — Committees of the Board of Directors” and “— Other Board and Board Committee Matters — Human Resources Committee Interlocks and Insider Participation,” pages 15 through 20 under the captions “Director Compensation” through to the end of “Audit Committee-Related Matters — Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts,” page 22 under the caption “Audit Committee-Related Matters — Audit Committee Pre-Approval Policy,” pages 22 through 33 under the caption “Compensation Discussion and Analysis,” and pages 34 through 52 under the caption “Named Executive Officer Compensation” through to the end of the caption “Proposal Three — Ratification of Appointment of Independent Registered Public Accounting Firm.”

These documents contain important information about us and our financial condition.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240
Attention: Susan Giles
(972) 934-9227

Our internet Web site address is www.atmosenergy.com. Information on or connected to our internet Web site is not part of this prospectus.

$400,000,000

Atmos Energy Corporation

5.50% Senior Notes due 2041

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS
Morgan Stanley
UBS Investment Bank
Wells Fargo Securities

Senior Co-Managers

Credit Agricole CIB
Deutsche Bank Securities
Goldman, Sachs & Co.
RBS
US Bancorp

Co-Managers

BOSC, Inc.
BB&T Capital Markets
J.P. Morgan

June 7, 2011